The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 12, 2013

Citigroup Inc.	March , 2013 Medium-Term Senior Notes, Series H Pricing Supplement No. 2013-CMTNH0057 Registration No. 333-172562 Filed pursuant to Rule 424(b)(2)

Market-Linked Partial Principal at Risk Securities due April     , 2014
Based on the Performance of the Hong Kong Delivered Chinese Renminbi (Yuan) Relative to the U.S. Dollar (Bullish CNH/Bearish USD)

•
Unlike conventional debt securities, the securities offered by this pricing supplement do not pay interest and do not guarantee repayment of the stated principal amount at maturity.  Instead, the securities offer a payment at maturity that will reflect either a fixed positive return or a fixed negative return, depending on the exchange rate between the Hong Kong delivered Chinese Renminbi (Yuan) (the “Hong Kong renminbi”) and the U.S. dollar on the valuation date specified below.

•
If the Hong Kong renminbi (appreciates against the U.S. dollar by at least 1%, as measured from the exchange rate on the pricing date to the exchange rate on the valuation date, you will receive the stated principal amount of your securities plus a fixed positive return of 12% to 15% (to be determined on the pricing date) at maturity.  However, if the Hong Kong renminbi depreciates against the U.S. dollar, or appreciates against the U.S. dollar by less than 1%, you will receive only 95% of the stated principal amount of your securities at maturity and will incur a fixed 5% loss on your investment in the securities.  Although the return on the securities will be determined based on the performance of the Hong Kong renminbi relative to the U.S. dollar, the return on the securities will not be proportional to that performance.  Accordingly, the return on the securities may be less favorable than the return you could achieve on an alternative investment or strategy that provides 1-to-1 exposure to that performance.

•
The securities are linked to Hong Kong renminbi, which differs from onshore Chinese renminbi.  See “Risk Factors Relating to the Securities—The securities are linked to the Hong Kong renminbi and not the onshore Chinese renminbi" in this pricing supplement.

•
The securities are unsecured senior debt securities issued by Citigroup Inc.  The securities are subject to the credit risk of Citigroup Inc.  If we default on our obligations, you may not receive any amount owed to you under the securities.

KEY TERMS
Issuer:	Citigroup Inc.
Aggregate stated principal amount:
Stated principal amount per security:	$1,000
Pricing date:	March , 2013 (expected to be March 25, 2013)
Issue date:	March , 2013 (three business days after the pricing date)
Valuation date:
March    , 2014 (expected to be March 27, 2014).  If the originally scheduled valuation date is not a currency business day, the valuation date will be postponed to the earlier of (i) the next succeeding currency business day and (ii) the business day immediately preceding the maturity date.

Maturity date:	April , 2014 (expected to be April 1, 2014)
Payment at maturity:
At maturity, for each $1,000 security you hold, you will receive an amount in U.S. dollars determined as follows:
•  If the final exchange rate is less than or equal to the threshold exchange rate:
$1,120 to $1,150 (to be determined on the pricing date)
•  If the final exchange rate is greater than the threshold exchange rate:
$950

Final exchange rate:	The exchange rate on the valuation date
Threshold exchange rate:	, 99% of the initial exchange rate
Initial exchange rate:	, the exchange rate on the pricing date
Exchange rate:
On any date, the exchange rate between the Hong Kong renminbi (“CNH”) and the U.S. dollar, expressed as a number of units of Hong Kong renminbi per 1 U.S. dollar, as determined by reference to Reuters page “CNHFIX01” at 11 a.m. Hong Kong time on such date and as more fully described under “Determination of the Exchange Rate” in this pricing supplement

Currency business day:
Any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in Beijing, Hong Kong and New York and (ii) a day on which dealings in foreign currency in accordance with the practice of the foreign exchange market occur in Beijing, Hong Kong and New York

CUSIP/ISIN:	1730T0SH3 / US1730T0SH31
Listing:
The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity.  You should not invest in the securities unless you are willing to hold them to maturity.

Calculation agent:	Citibank, N.A., an affiliate of the issuer
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price	Underwriting fee(1)	Proceeds to Issuer
Per security:	$1,000	$5.00	$995.00
Total:

(1) For information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting fee, Citigroup Global Markets Inc. and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Investing in the securities involves risks not associated with an investment in conventional debt securities.  See “Risk Factors Relating to the Securities” beginning on page PS-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlink below, before you decide to invest.

Prospectus Supplement dated December 20, 2012 and Prospectus dated May 12, 2011

The securities are not bank deposits or savings accounts, and are not insured or guaranteed by the federal deposit insurance corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Market-Linked Partial Principal at Risk Securities due April , 2014 Based on the Performance of the Hong Kong Delivered Chinese Renminbi (Yuan) Relative to the U.S. Dollar

How the Exchange Rate Works

The payment at maturity on the securities will depend on the change in the exchange rate between the Hong Kong renminbi and the U.S. dollar between the pricing date and the valuation date.  The exchange rate is expressed as a number of units of Hong Kong renminbi per 1 U.S. dollar.  Because the exchange rate is expressed in this way, a decrease in the exchange rate will mean that the Hong Kong renminbi has appreciated against the U.S. dollar, because it will mean that it takes fewer units of Hong Kong renminbi to purchase 1 U.S. dollar.  Conversely, an increase in the exchange rate will mean that the Hong Kong renminbi has depreciated against the U.S. dollar, because it will mean that it takes more units of Hong Kong renminbi to purchase 1 U.S. dollar.

In order for you to receive a positive return on the securities at maturity, the Hong Kong renminbi must appreciate against the U.S. dollar by at least 1%, as measured from the exchange rate on the pricing date to the exchange rate on the valuation date.  This means that, in order for you to receive a positive return on the securities at maturity, the exchange rate between the Hong Kong renminbi and the U.S. dollar must be at least 1% lower on the valuation date than it was on the pricing date.  This will be the case if the final exchange rate is less than or equal to the threshold exchange rate, which is equal to 99% of the initial exchange rate.

Risk Factors Relating to the Securities

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the exchange rate between the Hong Kong renminbi and the U.S. dollar.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

You should carefully read the risk factors below together with the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

■
You may incur a loss on your investment in the securities.  Unlike conventional debt securities, the securities do not guarantee the repayment of the stated principal amount at maturity. Instead, your payment at maturity will depend on the exchange rate between the Hong Kong renminbi and the U.S. dollar on the valuation date. If the final exchange rate is greater than the threshold exchange rate, you will receive only 95% of the stated principal amount of your securities at maturity and will, therefore, incur a 5% loss on your investment in the securities.

■
The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.  If the final exchange rate is greater than the threshold exchange rate, the fact that the securities do not pay interest means that your resulting loss on an investment in the securities will be greater than 5% in real value terms, taking into account the effects of inflation and the lost opportunity to invest in an alternative investment that did pay interest.

■
The return on the securities will not be proportional to the performance of the Hong Kong renminbi relative to the U.S. dollar and may therefore be less favorable than the return on alternative means of gaining exposure to that performance.  You will either receive a fixed positive return or a fixed negative return on the securities at maturity, depending on whether the final exchange rate is greater than or less than (or equal to) the threshold exchange rate.  If the final exchange rate is less than or equal to the threshold exchange rate, you will receive a fixed positive return at maturity of 12% to 15% (as determined on the pricing date), even if the Hong Kong renminbi has appreciated against the U.S. dollar by significantly more than 12% to 15%.  If the final exchange rate is greater than the threshold exchange rate, you will lose 5% of your stated principal amount, even if the Hong Kong renminbi has depreciated against the U.S. dollar by less than 5% or has appreciated against the U.S. dollar by up to (but not including) 1%.  Accordingly, the return on the securities may be less favorable than the return on an alternative means of gaining exposure to the performance of the Hong Kong renminbi relative to the U.S. dollar that provides 1-to-1 exposure to that performance.

■
The securities are subject to the credit risk of Citigroup Inc.  If we default on our obligations under the securities, your entire investment would be at risk.  As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness.  Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the securities.

■
The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities.

March 2013	PS-2

Citigroup Inc.
Market-Linked Partial Principal at Risk Securities due April , 2014 Based on the Performance of the Hong Kong Delivered Chinese Renminbi (Yuan) Relative to the U.S. Dollar

Citigroup Global Markets Inc. intends to make a secondary market in relation to the securities and to provide an indicative bid price on a daily basis. Any indicative bid prices provided by Citigroup Global Markets Inc. shall be determined in Citigroup Global Markets Inc.’s sole discretion, taking into account prevailing market conditions, and shall not be a representation by Citigroup Global Markets Inc. that any instrument can be purchased or sold at such prices (or at all).

Notwithstanding the above, Citigroup Global Markets Inc. may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. Consequently, there may be no market for the securities and investors should not assume that such a market will exist. Accordingly, an investor must be prepared to hold the securities until the maturity date. Where a market does exist, to the extent that an investor wants to sell the securities, the price may, or may not, be at a discount from the stated principal amount.

■
The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or other relevant factors, the price, if any, at which Citigroup Global Markets Inc. may be willing to purchase the securities in secondary market transactions will likely be lower than the issue price because the issue price includes, and secondary market prices are likely to exclude, underwriting fees and the cost of hedging our obligations under the securities. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. Any secondary market price is also likely to be reduced by the costs of unwinding the related hedging transactions. Any secondary market prices may differ from values determined by pricing models used by Citigroup Global Markets Inc. as a result of dealer discounts, mark-ups or other transaction costs.

■
The securities are subject to currency exchange rate risk with respect to the Hong Kong renminbi relative to the U.S. dollar.  Fluctuations in the exchange rate between the Hong Kong renminbi and the U.S. dollar will affect the value of and your return on the securities. The exchange rate between any two currencies is influenced by numerous factors, including the supply of and demand for the currencies, government policy, intervention or actions, political or economic developments and the actions of currency speculators.  Of particular importance to potential exchange rate risk are: (i) existing and expected rates of inflation in the applicable countries; (ii) existing and expected interest rate levels in the applicable countries and in Hong Kong; (iii) the balance of payments between the applicable countries; (iv) growth rates in the applicable countries; and (v) the extent of governmental surpluses or deficits in the applicable countries. These factors are expected to affect the exchange rate between the onshore Chinese renminbi and the U.S. dollar and, although the Hong Kong renminbi differs from the onshore Chinese renminbi as described below, the same factors are expected to affect the exchange rate between the Hong Kong renminbi and the U.S. dollar.  If the Hong Kong renminbi does not appreciate against the U.S. dollar by at least 1% from the pricing date to the valuation date, you will incur a loss on your investment in the securities.

■
The exchange rate between the Hong Kong renminbi and the U.S. dollar is subject to particular risks.  Your return on the securities will depend on the performance of a single emerging market currency, the Hong Kong renminbi, relative to the U.S. dollar.  As an emerging markets currency, the Hong Kong renminbi is subject to increased risk.  Currencies of emerging economies, such as China, are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.  The exchange rate between the Hong Kong renminbi and the U.S. dollar is managed by the Chinese government, and may also be influenced by political or economic developments in the People’s Republic of China or elsewhere and by macroeconomic factors and speculative actions.

From 1994 to 2005, the Chinese government used a managed floating exchange rate system, under which the People’s Bank of China (the “People’s Bank”) allowed the renminbi to float against the U.S. dollar within a very narrow band around the central exchange rate published daily by the People’s Bank. In July 2005, the People’s Bank revalued the renminbi by 2% and announced that in the future it would set the value of the renminbi with reference to a basket of currencies rather than solely with reference to the U.S. dollar. In addition, the People’s Bank announced that the reference basket of currencies used to set the value of the renminbi would be based on a daily poll of onshore market dealers and other undisclosed factors. Movements in the exchange rate between the Chinese renminbi and the U.S. dollar within the narrow band established by the People’s Bank result from the supply of, and the demand for, those two currencies and fluctuations in the reference basket of currencies. The inflow and outflow of renminbi in China has historically been tightly controlled by the People’s Bank but there have been signs in recent years of a nascent offshore renminbi market, with foreign exchange reforms implemented in 2010 serving as the catalyst. These reforms allow the renminbi to move to Hong Kong from mainland China without restriction if it is for the purpose of international trade settlement (e.g., import payments). Once moved offshore, this renminbi is reclassified from “onshore” renminbi to so-called “offshore” renminbi, which has no mainland restriction as to its end-use if it remains offshore. However, the growth of the offshore market may be impeded as China still tightly regulates the “back flow” of Hong Kong renminbi into the onshore mainland market, in part to protect domestic markets. This creates a separate currency market for onshore versus Hong Kong renminbi with different levels of exchange rates driven by capital control measures, supply and demand and arbitrage opportunities. No assurance can be given with respect to any future changes in the policy of the People’s Republic of China dealing with

March 2013	PS-3

Citigroup Inc.
Market-Linked Partial Principal at Risk Securities due April , 2014 Based on the Performance of the Hong Kong Delivered Chinese Renminbi (Yuan) Relative to the U.S. Dollar

offshore renminbi trading. To the extent that management of the renminbi by the People’s Bank has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Hong Kong renminbi could result in significant movement in the value of the Hong Kong renminbi.

■
The securities are linked to the Hong Kong renminbi and not the onshore Chinese renminbi.  The exchange rate to which the securities are linked is the rate of exchange between the U.S. dollar and the Chinese renminbi that trades in the interbank market in Hong Kong and is currently only deliverable in Hong Kong. This rate is not the same as the rate of exchange between the U.S. dollar and the Chinese renminbi that trades in, and is currently only deliverable in, the People’s Republic of China, excluding Hong Kong, Macau and Taiwan, typically referred to as “USDCNY” or “CNY”.  The Hong Kong renminbi has differed, and will likely continue to differ, from the onshore Chinese renminbi. Accordingly, the return on the securities may be less than the potential return on a security with similar terms linked to onshore Chinese renminbi. In addition, historical information about Hong Kong renminbi is available only since August 23, 2010; accordingly, less information about its performance is available in connection with your investment decision, as compared to onshore Chinese renminbi.  Chinese renminbi deliverable in Hong Kong has historically not been as liquid as Chinese renminbi deliverable in the People’s Republic of China, excluding Hong Kong, Macau and Taiwan, and if that illiquidity continues, or if the Hong Kong renminbi does not continue to serve as a benchmark for the performance of Chinese renminbi deliverable in Hong Kong, your return on the securities may be adversely affected.

■
China has historically intervened in currency markets to weaken the value of its currency.  Governments, including those of China and the United States, use a variety of techniques, such as intervention by their central bank or the imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  China has historically taken actions to reduce the value of its currency in an effort to support exports of Chinese products, and this is no less true for Hong Kong renminbi than for onshore Chinese renminbi.  Thus, a special risk in purchasing the securities is that their value and return could be affected by the actions of the Chinese government.  There will be no offsetting adjustment or change made during the term of the securities in the event that the floating exchange rate between the Hong Kong renminbi and the U.S. dollar should become fixed at a level that exceeds the threshold exchange rate, nor will there be any offsetting adjustment or change in the event of any devaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the Hong Kong renminbi.  Any significant governmental actions with respect to the Hong Kong renminbi that result in the weakening of the Hong Kong renminbi relative to the U.S. dollar may adversely affect the value of and return on the securities.

■
Suspension or disruptions of market trading in the Hong Kong renminbi may adversely affect the value of and return on the securities. The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the value of the Hong Kong renminbi relative to the U.S. dollar and, therefore, the value of and return on the securities.

■
Currency exchange rate risks can be expected to heighten in periods of financial or political turmoil. In periods of financial or political turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions, and it may move into regions that are perceived to offer greater safety. For example, if the U.S. dollar is perceived to be a safer investment than the Hong Kong renminbi following a financial or political event, resulting in a sudden capital inflow to the United States, it could cause the U.S. dollar to strengthen relative to the Hong Kong renminbi, which would adversely affect the value of and return on the securities.

■
The historical exchange rate is not an indication of its future performance. The historical performance of the exchange rate between the Hong Kong renminbi and the U.S. dollar, which is included in this pricing supplement, should not be taken as an indication of future exchange rates during the term of the securities.  It is impossible to predict whether the Hong Kong renminbi will appreciate or depreciate against the U.S. dollar.

■
The value of your securities prior to maturity will fluctuate based on many unpredictable factors.  Prior to maturity, the value of your securities will fluctuate based on the exchange rate at that time and a number of other factors, including those described below.  Some of these factors are interrelated in complex ways.  As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors.  The paragraphs below describe what we expect to be the impact on the value of the securities of a change in a specific factor, assuming all other conditions remain constant.  You should understand that the value of your securities at any time prior to maturity may be significantly less than the stated principal amount, and that the amount you receive if you are able to sell your securities prior to maturity may not only be less than the stated principal amount, but may also be less than 95% of the stated principal amount (which is the minimum amount you would receive if you held the securities to maturity, subject to the credit risk of Citigroup Inc.).

March 2013	PS-4

Citigroup Inc.
Market-Linked Partial Principal at Risk Securities due April , 2014 Based on the Performance of the Hong Kong Delivered Chinese Renminbi (Yuan) Relative to the U.S. Dollar

•
Exchange rate.  We expect that the value of the securities at any time prior to maturity will depend substantially on the exchange rate at that time.  If the exchange rate increases (reflecting depreciation of the Hong Kong renminbi relative to the U.S. dollar) following the pricing date, the value of your securities will also likely decline, perhaps significantly.  Even at a time when the exchange rate is less than the threshold exchange rate, the value of your securities may nevertheless be significantly less than the stated principal amount of your securities because of expectations that the exchange rate will continue to fluctuate over the term of the securities, among other reasons.

•
Volatility of the exchange rate.  Volatility refers to the magnitude and frequency of changes in the exchange rate over any given period.  Any increase in the expected volatility of the exchange rate may adversely affect the value of the securities.

•
Interest rates.  We expect that the value of the securities will be affected by changes in U.S., Chinese and Hong Kong interest rates. In general, if U.S., Chinese and/or Hong Kong interest rates increase, the value of the securities may decrease.

•
Time remaining to maturity.  At any given time, the value of the securities may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in the exchange rate over that period.

•
Credit ratings, financial condition and results of operations of Citigroup Inc. The securities are subject to the credit risk of Citigroup Inc.  Therefore, actual or anticipated adverse changes in the credit ratings, financial condition or results of operations of Citigroup Inc. may adversely affect the value of the securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the securities attributable to one or more of the other factors.

■
The payment at maturity on the securities is based on the exchange rate on a single day. As a result, you are subject to the risk that the exchange rate between the Hong Kong renminbi and the U.S. dollar may exceed the threshold exchange rate on that date even though it is less than the threshold exchange rate on one or more other dates during the term of the securities, including other dates near the valuation date.  If you had invested directly in Hong Kong renminbi, or in another instrument linked to the Hong Kong renminbi that you could liquidate for full value at a time selected by you, you might have achieved better returns.

■
The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities. Citibank, N.A., the calculation agent for the securities, is an affiliate of ours and will determine the exchange rate on the valuation date.  Determinations made by Citibank, N.A. in its capacity as calculation agent, including with respect to the determination of the exchange rate under certain circumstances as described under “Determination of the Exchange Rate,” may adversely affect your payment at maturity.

■
Our offering of the securities does not constitute a recommendation of the Hong Kong renminbi.  You should not take our offering of the securities as an expression of our views about how the exchange rate between the Hong Kong renminbi and the U.S. dollar will perform in the future or as a recommendation to invest in the Hong Kong renminbi, including through an investment in the securities.  As we are part of a global financial institution, our affiliates may, and often do, have positions that conflict with an investment in the securities, including short positions with respect to the Hong Kong renminbi.  You should undertake an independent determination of whether an investment in the securities is suitable for you in light of your specific investment objectives and financial resources.

■
Our affiliates may have published research, expressed opinions or provided recommendations that are inconsistent with investing in the securities and may do so in the future, and any such research, opinions or recommendations could adversely affect the exchange rate.  Citigroup Global Markets Inc. and other of our affiliates may publish research from time to time relating to the Hong Kong renminbi.  Any research, opinions or recommendations provided by Citigroup Global Markets Inc. may influence the exchange rate between the Hong Kong renminbi and the U.S. dollar, and they may be inconsistent with purchasing or holding the securities.  Citigroup Global Markets Inc. and other of our affiliates may have published or may publish research or other opinions that call into question the investment view implicit in an investment in the securities.  Any research, opinions or recommendations expressed by such affiliates of ours may not be consistent with each other and may be modified from time to time without notice.  Investors should make their own independent investigation of the Hong Kong renminbi and the merits of investing in the securities.

■
Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates expect to hedge our obligations under the securities and will carry out hedging activities related to the securities (and possibly to other instruments linked to the exchange rate between the Hong Kong renminbi and the U.S. dollar).  Our affiliates also trade the Hong Kong renminbi and financial instruments related to the Hong Kong renminbi on a regular basis as part of their general trading and other businesses. Any of these hedging or trading activities at or prior to the

March 2013	PS-5

Citigroup Inc.
Market-Linked Partial Principal at Risk Securities due April , 2014 Based on the Performance of the Hong Kong Delivered Chinese Renminbi (Yuan) Relative to the U.S. Dollar

pricing date could increase the value of the Hong Kong renminbi relative to the U.S. dollar at the time of your initial investment and, as a result, the value that the Hong Kong renminbi must attain relative to the U.S. dollar on the valuation date before you would receive a positive return at maturity on the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rate on the valuation date and, therefore, adversely affect your payment at maturity.

Determination of the Exchange Rate

On any date of determination, the “exchange rate” is the rate for conversion of Hong Kong renminbi into U.S. dollars (expressed as the number of units of Hong Kong renminbi per 1 U.S. dollar) as determined by reference to the rate displayed at approximately 11:00 a.m. Hong Kong time on Reuters page “CNHFIX01” on such date, as determined by the calculation agent.  However, if (i) no such rate is displayed on Reuters page “CNHFIX01” for such day or (ii) the calculation agent determines in good faith that the rate so displayed is manifestly incorrect, the exchange rate will equal the arithmetic mean, as determined by the calculation agent, of the firm quotes of exchange rates for conversion of Hong Kong renminbi into U.S. dollars provided by at least five leading dealers, selected by the calculation agent (the “reference dealers”), in the underlying market for Hong Kong renminbi taking into consideration the latest available quote for such exchange rate and any other information deemed relevant by such reference dealers.  If the difference between the highest and lowest exchange rates quoted by the reference dealers on such date is greater than 1%, or if the calculation agent is unable to obtain five such quotes from the reference dealers on such date for any reason, the exchange rate shall be the exchange rate as determined by the calculation agent in good faith on such day taking into account any information deemed relevant by the calculation agent.  Quotations of the calculation agent or any of our other affiliates may be included in the calculation of any mean described above, but only to the extent that any such exchange rate quoted is the lowest of the exchange rate quotes obtained.

Citibank, N.A., an affiliate of Citigroup Inc., will serve as calculation agent for the securities.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the securities.  Citibank, N.A. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.  See “Risk Factors Relating to the Securities—The calculation agent, which is an affiliate of the issuer, will make determinations with respect to the securities” in this pricing supplement.

Historical Information about the Exchange Rate

The following table sets forth the published high, low and end-of-quarter exchange rates, expressed as the amount of Hong Kong renminbi per 1 U.S. dollar, for each quarter in the period from August 23, 2010 through March 11, 2013.  The related graph sets forth the exchange rate for each day such rate was available for that same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  You cannot predict the future performance of the Hong Kong renminbi relative to the U.S. dollar based on its historical performance.  We cannot give you any assurance that the Hong Kong renminbi will appreciate against the U.S. dollar by at least 1% from the pricing date to the valuation date.  In addition, the exchange rates published by Bloomberg Financial Markets may differ from the rate determined pursuant to “Determination of the Exchange Rate” above.

Any increase in the exchange rate shown in the table and graph below represents depreciation of the Hong Kong renminbi relative to the U.S. dollar, and any decrease in the exchange rate shown in the table and graph below represents appreciation of the Hong Kong renminbi relative to the U.S. dollar.

Exchange Rates	High	Low	Period End
2010
Third Quarter (from August 23, 2010)	6.7850	6.6150	6.6230
Fourth Quarter	6.6655	6.4745	6.5800
2011
First Quarter	6.5978	6.5475	6.5475
Second Quarter	6.5475	6.4595	6.4655
Third Quarter	6.5120	6.3530	6.4950
Fourth Quarter	6.4805	6.3345	6.3445
2012
First Quarter	6.3440	6.2750	6.3150
Second Quarter	6.3750	6.2975	6.3600

March 2013	PS-6

Citigroup Inc.
Market-Linked Partial Principal at Risk Securities due April , 2014 Based on the Performance of the Hong Kong Delivered Chinese Renminbi (Yuan) Relative to the U.S. Dollar

Exchange Rates	High	Low	Period End
Third Quarter	6.3890	6.3470	6.3515
Fourth Quarter	6.3060	6.2070	6.2240
2013
First Quarter (through March 11, 2013)	6.2390	6.1845	6.2035

The exchange rate on March 11, 2013 was 6.2035.

Historical Exchange Rate August 23, 2010 through March 11, 2013

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, although the matter is not free from doubt, the Notes will be treated as debt instruments for U.S. federal income tax purposes.  We intend to treat the Notes as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U. S. Holders—Notes Treated as Contingent Payment Debt Instruments”, and the following summary is based on this treatment.  Under this treatment, you generally will be required to recognize interest income during the term of the Notes at a “comparable yield,” (as defined in the accompanying prospectus supplement). We are also required to construct a “projected payment schedule” in respect of the Notes representing a payment or a series of payments the amount and timing of which would produce a yield to maturity on the Notes equal to the comparable yield.  Upon the sale, exchange or retirement of the Notes, you will generally recognize taxable income or loss equal to the difference between (i) the amount you receive upon the sale, exchange or retirement and (ii) the amount you paid to acquire the Notes increased by your previous interest accruals with respect to the Notes.  Generally, you must treat any gain on the sale, exchange or retirement of the Notes as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.

We have determined that the comparable yield for the Notes is a rate of    , compounded semi-annually; the projected payment schedule with respect to a Note consists of a single payment at maturity, equal to $    .  Assuming a semi-annual accrual period, the following table sets out the amount of original issue discount that will be deemed to accrue with respect to a Note during each calendar year, based upon our determination of the comparable yield and the projected payment schedule:

March 2013	PS-7

Citigroup Inc.
Market-Linked Partial Principal at Risk Securities due April , 2014 Based on the Performance of the Hong Kong Delivered Chinese Renminbi (Yuan) Relative to the U.S. Dollar

Calendar Period	OID Deemed to Accrue During Calendar Period (Per $1,000 Note)	Total OID Deemed to Have Accrued From Issue Date (Per $1,000 Note) as of End of Calendar Period
Original Issue Date through December 31, 2013	$	$
January 1, 2014 through the Maturity Date	$	$

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the Notes.

Special rules may apply if the payment on the Note becomes fixed. For this purpose, the payment will be treated as fixed if the remaining contingencies with respect to it are remote or incidental.  You should consult your tax adviser regarding the application of these rules.

If you are a Non-United States holder you generally will not be subject to U.S. federal withholding or income tax with respect to interest paid on, and amounts received on the sale, exchange or retirement of the Notes if you fulfill certain certification requirements.

Both U.S. and non-U.S. persons considering an investment in the Notes should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Prospective investors in the Notes should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the securities.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended, (the “Code”) prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan’s assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans.  As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans.  Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less than, adequate consideration in connection with the transaction (the so-called “service provider exemption”).  There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the securities and assets of a Plan.

March 2013	PS-8

Citigroup Inc.
Market-Linked Partial Principal at Risk Securities due April , 2014 Based on the Performance of the Hong Kong Delivered Chinese Renminbi (Yuan) Relative to the U.S. Dollar

Accordingly, the securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service-provider exemption or there is some other basis on which the purchase and holding of the securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.  Each purchaser or holder of the securities or any interest therein will be deemed to have represented by its purchase or holding of the securities that (a) it is not a Plan and its purchase and holding of the securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).  Accordingly, each such purchaser or holder of the securities shall be required to represent (and deemed to have represented by its purchase of the securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, (C) the holding of the securities, or (D) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.  The sale of any securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

Supplemental Plan of Distribution

Citigroup Global Markets Inc., an affiliate of Citigroup Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $5.00 for each $1,000 security sold in this offering.  Citigroup Global Markets Inc. proposes to offer some of the securities directly to the public at the public offering price of $1,000 per security and some of the securities to selected dealers affiliated with Citigroup Global Markets Inc. at the public offering price less a selling concession.  Broker-dealers affiliated with Citigroup Global Markets Inc., including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, will receive a fixed selling concession, and financial advisers employed by such affiliated broker-dealers will receive a fixed sales commission, of $5.00 for each $1,000 security

March 2013	PS-9

Citigroup Inc.
Market-Linked Partial Principal at Risk Securities due April , 2014 Based on the Performance of the Hong Kong Delivered Chinese Renminbi (Yuan) Relative to the U.S. Dollar

they sell. Citigroup Global Markets Inc. will pay the registered representatives of Citigroup Global Markets Inc. a fixed sales commission of $5.00 for each $1,000 security they sell.

Citigroup Global Markets Inc. is an affiliate of ours.  Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement and “Plan of Distribution” in the accompanying prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities.  We may hedge our obligations under the securities through an affiliate of Citigroup Global Markets Inc. and us or through unaffiliated counterparties, and our counterparties may profit from such expected hedging activity even if the value of the securities declines.  This hedging activity could affect the final exchange rate and, therefore, the value of and your return on the securities.  For additional information on the ways in which we may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

© 2013 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

March 2013	PS-10